Exhibit 99.1

Climb Channel Solutions Announces New Chief Marketing Officer

Charles Bass promoted to lead Climb’s Global Marketing Organization

Climb Channel Solutions (Climb) has promoted Charles Bass to Chief Marketing Officer. As CMO, he is responsible for overseeing the strategy, planning and development of the company’s global marketing initiatives.

Eatontown, NJ (December 14, 2020) -- Climb (Nasdaq: WSTG), a specialty global technology distributor, today announced the internal promotion of Charles Bass to Chief Marketing Officer (CMO). Bass most recently served as Vice President of Alliances and Marketing.

As CMO, Bass will be responsible for overseeing the strategy, planning and execution of Climb's global marketing initiatives. These strategies encompass, global market analysis, vendor procurement and partner enablement, brand management, advertising and promotion, as well as integrated marketing communications in both digital and traditional marketing channels, to bring about profit-enhancements and market-product synergies for the company in the global market. Bass brings more than 20 years of experience in channel marketing and business development to the CMO role.

“Since joining Climb, Charles has provided strategic leadership and delivered strong results, developing creative marketing campaigns to drive brand awareness and digital strategies that have amplified marketing efforts—all while helping to transform our company into an emerging technology solutions leader,” said Dale Foster, President of Climb. “I’m so pleased to announce the promotion of one of our top leaders to this important position. As CMO, Charles will continue to drive awareness for the differentiated value of Climb’s ecosystem and demand for Climb’s solutions.”

Bass joined Climb in 2018 as Vice President of New Business Development where he was responsible for leading the recruitment efforts of emerging vendors to the Climb (then Lifeboat Distribution) portfolio. Prior to joining Climb, he served as the Vice President of Channel Sales at Blue Medora and Vice President of Vendor Alliances and Marketing for Promark Technology, an Ingram Micro Company. He had been part of the Promark Technology leadership team since joining the company in 2010 and was promoted to Promark Technology’s Board of Directors in 2012, being an integral member of the management team that successfully executed Promark’s acquisition by Ingram Micro in Q4, 2012. Prior to Promark, he held various sales and business development leadership roles at Hewlett Packard, LeftHand Networks, Brocade Corporation, McDATA Corporation, and IBM.

"Charles excels at pulling together the resources needed to transform marketing strategies into impactful consumer campaigns and meaningful partner enablement initiatives, " said Dale Foster. "I look forward to seeing his efforts help enhance Climb's global competitive advantage."

The Board of Directors and the Climb team would like to congratulate Charles for the work he has done for the company and looks forward to see how his leadership will impact and delight partners and customers now on a global scale.

About Climb

Climb Channel Solutions, a subsidiary of Wayside Technology Group, Inc. (NASDAQ: WSTG), is an international specialty technology distributor focused on emerging technologies. Climb provides partners with access to Security, Data Management, Virtualization and Cloud, Storage and Hyperconverged Infrastructure, Connectivity, Software and Application Lifecycle, and other technically sophisticated products. The company helps vendors recruit and build multinational solution provider networks, power their networks, and drive incremental sales revenues that complement existing sales channels. Climb services thousands of solution providers, VARs, systems integrators, corporate resellers, and consultants worldwide, helping them power a rich opportunity stream while building profitable businesses.

For additional information visit www.climbcs.com, or call 1.800.847.7078 (US), +1.732.389.0037

(International), +1.888.523.7777 (Canada), or +31.20.210.8005 (Europe).

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